Exhibit 4.1

Execution Version

NEITHER THIS WARRANT NOR THE SECURITIES FOR WHICH THIS WARRANT IS EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED HEREIN) OR THE SECURITIES LAWS OF ANY STATE, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

QUANTUM CORPORATION

WARRANT

Warrant No. 2025-1	Issuance Date: September 23, 2025

QUANTUM CORPORATION, a Delaware corporation (the “Company”), hereby certifies that, for value received, Dialectic Technology SPV LLC, a Delaware limited liability company, or its registered assigns (the “Holder”) is entitled to purchase from the Company up to a total of 2,653,308 (subject to adjustment as provided herein) fully paid and non-assessable shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $8.81 per share (as adjusted from time to time as provided in Section 10, the “Exercise Price”) at any time and from time to time from and after the date hereof, but not after 11:59:59 P.M. Eastern Time on the date that is seven (7) years from the Issuance Date (as defined herein), as may be adjusted pursuant to Section 4 and Section 15 (the “Expiration Date”) and subject to the following terms and conditions. This Warrant (this “Warrant”) is by and between the Company and the Holder.

1. Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein shall have the meanings set forth below:

(a) “Acquisition Change of Control” means a Change of Control described in clauses (i), (ii), (iii) and (iv) of the definition of “Change of Control” (except that, for purposes of this definition, each reference in clauses (i), (ii), (iii) and (iv) of the definition of “Change of Control” to “fifty percent (50%)” shall be “eighty percent (80%)” or a sale by the Company of assets generating more than eighty percent (80%) of the Company’s revenue for the trailing 12-month period.

(b) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote ten percent (10%) or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d) “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(e) “Change of Control” means the occurrence of any of the following in a single or a series of related transactions: (i) an acquisition after the Issuance Date by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than fifty percent (50%) of the voting rights or equity interests in the Company; (ii) a replacement of directors holding more than fifty percent (50%) of the voting power of the Company’s board of directors that is not approved by directors serving on the Board immediately prior to the consummation of such transaction or transactions, as applicable, holding more than fifty percent (50%) of the voting power of all directors serving on the Board immediately prior to such transaction or transactions, as applicable; (iii) a merger, consolidation, amalgamation, scheme of arrangement or reorganization (or other similar transaction) of the Company or a sale of all or substantially all of the assets of the Company in a single or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction, or transactions, as applicable, continue to hold at least fifty percent (50%) of the voting power and equity interests in the surviving entity or acquirer of such assets, as applicable; (iv) a recapitalization, reorganization or other transaction involving the Company that constitutes or results in a transfer of more than fifty percent (50%) of the voting power or equity interests in the Company; or (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company. Notwithstanding the foregoing, in no event shall the acquisition of greater than fifty percent (50%) of the Common Stock by the Holder, its Affiliates, or any of the Attribution Parties constitute a Change of Control.

(f) “Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per share of Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if the Common Stock is then listed or quoted on the OTC Bulletin Board, the most recent closing bid price per share of Common Stock so reported; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as mutually determined by the Company and the Holder. If the Company and the Holder are unable to so agree upon the fair market value of a share of Common Stock, then such dispute shall be resolved in accordance with the procedures in Section 17(f).

(g) “Commission” means the U.S. Securities and Exchange Commission.

(h) “Common Stock Deemed Outstanding” means, at any given time, the sum of (i) the number of shares of Common Stock actually outstanding at such time, plus (ii) the number of shares of Common Stock issuable upon exercise of any warrants or other rights or options to subscribe for or purchase Common Stock and conversion or exchange of any securities (directly or indirectly) convertible into or exchangeable for Common Stock, in each case actually outstanding at such time (treating as actually outstanding any such warrants, rights, options or other securities issuable upon exercise of other such securities actually outstanding at such time), in each case, regardless of whether such securities are actually exercisable, convertible or exchangeable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly owned subsidiaries.

(i) “Convertible Securities” means any stock or securities (other than Options) that are at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitle the holder thereof to acquire, any shares of Common Stock.

(j) “Effectiveness Deadline” has the meaning ascribed to such term in the Registration Rights Agreement.

(k) “Eligible Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: (i) The Nasdaq Global Market; (ii) The Nasdaq Global Select Market; (iii) The Nasdaq Capital Market; (iv) the New York Stock Exchange; (v) NYSE Arca; or (vi) the NYSE MKT (or any successor to any of the foregoing).

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(m) “Excluded Stock” means the issuance of: (i) Common Stock upon the exercise of Options outstanding as of the Issuance Date, pursuant to the terms of Options or any applicable option plan as of the Issuance Date; (ii) compensatory Options (and the issuance of Common Stock upon exercise thereof), restricted stock or restricted stock units (and the issuance of Common Stock upon settlement of such restricted stock units) of the Company to employees, officers, directors or consultants of the Company after the date hereof pursuant to a stock option plan, restricted stock agreement or other incentive stock plan or pursuant to any employee benefit plan, in each case as in effect on the Issuance Date, as approved by the Company’s stockholders following the Issuance Date or adopted by the Company’s board of directors as an inducement award or plan in accordance with the applicable regulations of the Eligible Market; (iii) the Warrant Shares; (iv) Common Stock issued upon exercise of warrants to purchase Common Stock outstanding as of the Issuance Date; (v) any Common Stock or Common Stock Equivalents issued in connection with the transactions contemplated by the Transaction Agreement (including upon exercise, exchange or conversion of any Common Stock or Common Stock Equivalents issued in connection with the transactions contemplated by the Transaction Agreement, but excluding any shares of Common Stock issued on or after the Issuance Date pursuant to the ELOC (as defined in the Transaction Agreement) after the net proceeds of such issuances exceed fifty million dollars ($50,000,000); and (vi) any Common Stock or Common Stock Equivalents issued as consideration in connection with the bona fide acquisition of all of the assets or capital stock or a business line (including the acquisition of the intellectual property) of another business (whether by merger, purchase of stock or assets or otherwise) if such issuance is approved by the board of directors of the Company.

(n) “Issuance Date” means the date hereof.

(o) “Options” means any rights, warrants or options to, directly or indirectly, subscribe for or purchase Common Stock.

(p) “Original Issue Value” shall be equal to twenty million dollars ($20,000,000).

(q) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(r) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(s) “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

(t) “Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

(u) “Put Price” shall be equal to the Holder’s pro rata share of the Original Issue Value, adjusted for the percentage of this Warrant exercised by the Holder under the Put Right.

(v) “Registrable Securities” has such meaning ascribed to such term in the Registration Rights Agreement.

(w) “Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issuance Date, by and between the Company and the Holder.

(x) “Registration Statement” has the meaning ascribed to such term in the Registration Rights Agreement.

(y) “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

(z) “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(aa) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(bb) “Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, any Business Day.

(cc) “Trading Market” means The Nasdaq Global Select Market or any other primary Eligible Market or national securities exchange on which the Common Stock is then listed or quoted.

(dd) “Transaction Agreement” means that certain Transaction Agreement by and among the Company, the Holder, OC III LVS XXXIII LP, a Delaware limited partnership, and OC III LVS XL LP, a Delaware limited partnership, dated as of the Issuance Date.

(ee) “VWAP” means, on any particular Trading Day or for any particular period, the volume weighted average trading price per share of Common Stock on such Trading Day or for such particular period on the Eligible Market on which the Common Stock is then traded as reported by Bloomberg L.P., through its “Volume at Price” functions, or any successor performing similar functions, or, if the foregoing does not apply, the average of the highest Closing Price and the lowest closing ask price of the Common Stock on the OTC Bulletin Board or, if none of the foregoing applies, the average of the highest Closing Price and the lowest closing ask price of the Common Stock of any of the market makers for the Common Stock as reported in the “pink sheets” by OTC Markets Group Inc.; provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to adjustment from time to time for stock splits, stock dividends, combinations and similar events as applicable.

2. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof at any time and without restriction; provided, however, that the transferee shall agree in writing to be bound by the terms and subject to the conditions of this Warrant. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant” and, together with this Warrant, the “Warrants”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of a New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of this Warrant.

4. Exercise and Duration of Warrants.

(a) Subject to the limitations set forth in Section 12 hereof, this Warrant shall be exercisable by the registered Holder, in whole or in part, at any time and from time to time on or after the Issuance Date until immediately prior to the earliest of (a) a Fundamental Transaction, provided that, at the option of the Holder, this Warrant shall continue to be exercisable, in whole or in part, after a Change of Control that does not constitute an Acquisition Change of Control, for the same number and type of underlying securities on terms no less favorable than those applicable immediately prior to such transaction, (b) a liquidation of the Company or (c) the Expiration Date.

(b) A Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares. The Holder shall deliver the original Warrant to the Company within thirty (30) days after the full exercise of this Warrant; provided, however, that the Holder’s failure to so deliver the original Warrant shall not affect the validity of such exercise or any of the Company’s obligations under this Warrant and the Company’s sole remedy for the Holder’s failure to deliver the original Warrant shall be to obtain an affidavit of lost warrant from the Holder, which Holder shall deliver as promptly as reasonably practical following a request by the Company therefor, in a form and substance reasonably acceptable to the Company.

5. Put Right.

(a) The Holder shall have the right (the “Put Right”) to require the Company to purchase the unexercised portion of this Warrant held by the Holder, in whole but not in part, in accordance with the provisions of this Section 5.

(b) Put Exercise. The Holder may exercise the Put Right by giving written notice thereof (a “Put Exercise Notice”) to the Company (i) at any time following the fifth (5th) anniversary of the Issuance Date and (ii) prior to the fifth (5th) anniversary of the Issuance Date, (A) upon a Change of Control or (B) immediately prior to the occurrence of a voluntary dissolution, liquidation or winding up of the affairs of the Company. The Put Exercise Notice shall state, if this Warrant remains unexercised, the number of shares then purchasable under this Warrant, if any, subject to such put. The Put Right may be exercised by the Holder and may be exercised successively in accordance with this Section 5 so long as the Holder owns this Warrant.

(c) Put Price. Upon receipt of the Put Exercise Notice, the Company shall calculate the Put Price and deliver notice thereof (a “Put Price Notice”) to the Holder within three (3) Business Days after delivery to the Company of the Put Exercise Notice.

(d) Consummation. Upon the Holder’s receipt of the Put Price Notice, the Holder shall surrender to the Company at its principal office, or such other office or agency of the Company as the Company may reasonably designate by written notice to the Holder, this Warrant subject to such exercise of the Put Right, endorsed to the Company (or other instruments or documents of transfer, or instruments to DTC or the transfer agent to effect such surrender), in exchange for, and the Company shall thereupon deliver the Put Price to the Holder by wire transfer of immediately available funds to an account designated by the Holder or by certified check. The Holder of this Warrant shall cease to be a holder thereof immediately upon surrender thereof to the Company.

6. Delivery of Warrant Shares.

(a) Subject to the limitations set forth in Section 13, upon exercise of this Warrant, the Company shall promptly (but in no event later than three (3) Trading Days after the Exercise Date) at the Holder’s election (1) credit the Holder’s balance account with DTC for the Warrant Shares issuable upon such exercise (which alternative shall not be available if both of the conditions set forth in Section 6(a)(x) or 6(a)(y) are satisfied), or (2) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, an electronic book entry position evidencing the Warrant Shares issuable upon such exercise, in either case, free of restrictive legends unless (x) a Registration Statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective or (y) the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144. The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares as of the Exercise Date.

(b) Subject to Section 5(a) and the limitations set forth in Section 13 hereof, this Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c) The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof (including, but not limited to the exercise of this Warrant) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares (other than such limitations contemplated by this Warrant). Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

(d) Each certificate for Warrant Shares shall bear a restrictive legend only if (i) there is not then an effective Registration Statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder and (ii) the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144; provided, however, that, no such restrictive legend shall be required if, in the opinion of counsel for the Holder (which opinion is subject to the reasonable approval of the Company) or the Company, the securities represented thereby are not, at such time, required by law to bear such legend.

7. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares in a name other than that of the Holder or an affiliate thereof.

8. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures as the Company may prescribe.

9. Reservation of Warrant Shares.

(a) The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, one hundred twenty-five percent (125%) of the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant (the “Required Reserve Amount”), free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 10). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such actions as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation by the Company of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed. The parties acknowledge and agree that issuances above the Maximum Percentage require approval by the stockholders of the Company, and the Company provides no assurances or guarantees with respect to the outcome of such stockholder approval.

(b) If, notwithstanding Section 9(a) above, and not in limitation thereof, at any time while this Warrant remains outstanding, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

10. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 10.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to holders of Common Stock (and not to all Holders of Warrants in respect of their ownership thereof): (i) evidences of its indebtedness; (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph); (iii) rights or warrants to subscribe for or purchase any security; or (iv) cash or any other asset (in each case, “Distributed Property”), then in each such case the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution shall be adjusted (effective on such record date) to equal the product of such Exercise Price times a fraction of which the denominator shall be the average of the Closing Prices for the five (5) Trading Days immediately prior to (but not including) such record date and of which the numerator shall be such average less the then fair market value of the Distributed Property distributed in respect of one (1) outstanding share of Common Stock, as determined by the Company’s independent certified public accountants that regularly examine the financial statements of the Company (an “Appraiser”). In such event, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally or regionally recognized accounting firm) (the “Additional Appraiser”), in which case such fair market value shall be deemed to equal the average of the values determined by each of the Appraiser and the Additional Appraiser. As an alternative to the foregoing adjustment to the Exercise Price, at the request of the Holder delivered before the earlier of the ninetieth (90th) day after such record date or the exercise of this Warrant after such record date, the Company will deliver to such Holder, within five (5) Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that such Holder would have been entitled to receive if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant) immediately prior to such record date (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution in excess of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation). If such Distributed Property is not delivered to a Holder pursuant to the preceding sentence, then upon expiration of or any exercise of this Warrant that occurs after such record date, such Holder shall remain entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), such Distributed Property.

(c) Fundamental Transactions. If, at any time while this Warrant is outstanding: (i) the Company effects any merger or consolidation of the Company with or into another Person; (ii) the Company effects any sale of (A) all or substantially all of its assets or (B) assets generating more than fifty percent (50%) of the Company’s revenue for the trailing twelve (12) month period, in each case, which sale is not approved by the Holders of at least a majority of the Warrant Shares issuable upon exercise of then outstanding Warrants; (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of at least fifty percent (50%) of the Common Stock (excluding any shares held by the Person(s) making such tender or exchange offer) tender or exchange their shares for other securities, cash or property; (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 10(a) above or a transaction that does not result in a transfer of more than fifty percent (50%) of the voting power or equity interests in the Company); or (v) there is a Change of Control; (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction as if this Warrant had been exercised on a cashless basis in accordance with Section 11 below, immediately prior to such Fundamental Transaction, and become the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (without taking into account any limitations or restrictions on the exercisability of this Warrant) (the “Alternate Consideration”). The aggregate Exercise Price for this Warrant will not be affected by any such Fundamental Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant. The Company shall notify the Holder, in writing, of such Fundamental Transaction at least thirty (30) days prior to the closing of such Fundamental Transaction (the “Fundamental Transaction Notice”), which written notice shall describe in detail the terms of the Fundamental Transaction (including the Alternate Consideration issuable upon exercise of this Warrant). In the event of, and as a condition to the consummation of, a Fundamental Transaction, the Company or the Successor Entity, as the case may be, shall execute with the Holder a written agreement providing that:

(x) this Warrant shall thereafter entitle the Holder to purchase the Alternate Consideration in accordance with this Section 10(c).

(y) in the case of any such Successor Entity, upon such consolidation, merger, statutory exchange, combination, sale or conveyance, such Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant and the other transaction documents referring to the “Company” shall refer instead to the Successor Entity), be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Warrant and may exercise every right and power of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.

(z) if registration or qualification is required under the Exchange Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon exercise of this Warrant, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.

If, in the case of any Fundamental Transaction, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Company or any such Successor Entity, as the case may be, in such Fundamental Transaction, then such written agreement shall also be executed by such other Person. At the Holder’s request, prior to or at the closing of the Fundamental Transaction, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a New Warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(d) Subsequent Equity Sales.

(i) If, at any time while this Warrant is outstanding, the Company or any subsidiary grants, issues or sells (or enters into any agreement to grant, issue or sell), or is deemed to have granted, issued or sold any additional shares of Common Stock, Convertible Securities, Options, rights, warrants, or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, “Common Stock Equivalents”) at an effective price to the Company (net of any rebates, discounts, fees, commissions or expenses, other than customary expenses) per share of Common Stock less than the then Exercise Price (such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of common stock at an effective price per share that is lower than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to an Exercise Price equal to the quotient obtained by dividing:

(A) the sum of (1) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Exercise Price then in effect plus (2) the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale); by

(B) the sum of (1) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (2) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Company in such issuance or sale (or deemed issuance or sale).

(ii) The adjustment to the Exercise Price shall be made at the end of each fiscal quarter, based on the issuances of Common Stock Equivalents during that quarter. No further adjustment shall be made to the Exercise Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(iii) If, at any time while this Warrant is outstanding, the Company directly or indirectly issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary structural anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions), then for purposes of applying the preceding paragraph in connection with any subsequent exercise, the Effective Price will be determined separately on each Exercise Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Exercise Date (regardless of whether any such holder actually acquires any shares on such date). The Holder shall have the right, but not the obligation, in its sole discretion to substitute such Effective Price for the Exercise Price upon exercise of this Warrant by designating in the Exercise Notice delivered upon any exercise that the Holder is relying on the Effective Price rather than the Exercise Price then in effect.

(iv) No adjustment to this Warrant shall be made pursuant to this Section 10(d) that would have the effect of causing this Warrant to be exercisable for more than the Maximum Percentage unless and until prior to any such adjustment the Company shall have obtained all necessary shareholder and other approvals required for the Exercise Price under this Warrant to be reduced to such Effective Price and for sufficient Warrant Shares to be reserved for issuance upon exercise of this Warrant.

(v) Notwithstanding the anything herein to the contrary, no adjustment will be made under this Section 10 in respect of any issuances or exercise prices, resets, conversion prices or other Floating Price Security attributes of Common Stock or Common Stock Equivalents covered by the definition of Excluded Stock.

(e) Number of Warrant Shares. Subject to the limitations set forth in Section 13(iii), simultaneously with any adjustment to the Exercise Price pursuant to this Section 10, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment; provided that no Exercise Price adjustment or adjustment to the number of Warrant Shares issuable in the aggregate pursuant to this Section 10(e) may be based on an Exercise Price of less than $4.00 per Warrant Share, as adjusted for any stock dividends, stock splits (including forward and reverse), stock combinations, recapitalizations or similar events.

(f) Calculations. All calculations under this Section 10 shall be made to the nearest cent or the nearest one hundredth (1/100th) of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include any treasury shares, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 10, the Company at its expense will promptly (i) compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based and (ii) deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(h) Notice of Corporate Events. If the Company: (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary; (ii) authorizes or approves, enters into a definitive agreement or solicits stockholder approval for a Fundamental Transaction; or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least twenty (20) calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps necessary in order to ensure that the Holder has sufficient opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

(i) Other Events. In the event that the Company or any subsidiary shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 10 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith, and subject to Section 12 below, determine and implement an appropriate adjustment in the Exercise Price and the number of Warrant Shares (if applicable) so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 10(i) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 10, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding absent manifest error and whose fees and expenses shall be borne by the Company.

11. Payment of Exercise Price. The Holder, at its election, may either pay the Exercise Price in immediately available funds, or satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the Current Market Price (as of the date of such calculation) of one share of Common Stock.

B = the Exercise Price (as adjusted to the date of such calculation).

For purposes of this Warrant, the “Current Market Price” of one share of the Company’s Common Stock as of a particular date shall be determined as follows: (a) if traded on a national securities exchange (including the Nasdaq Stock Market), the Current Market Price shall be deemed to be the arithmetic average of the VWAPs for the five (5) consecutive Trading Days immediately preceding the applicable date; (b) if traded over-the-counter but not on the Nasdaq Stock Market, the Current Market Price shall be deemed to be the average of the closing bid and asked prices as of five (5) Business Days immediately prior to the date of exercise indicated in the Notice of Exercise; and (c) if there is no active public market, the Current Market Price shall be the fair market value of a share of Common Stock as mutually determined by the Company and the Holder in their sole discretion. If the Company and the Holder are unable to so agree upon the fair market value of a share of Common Stock, then such dispute shall be resolved in accordance with the procedures in Section 17(f).

12. Limitation on Exercise.

(a) Subject to Section 12(b), the number of shares of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by the Holder or its affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) (the “Threshold Percentage”). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Notwithstanding the provisions of Section 12(a), the Holder shall have the right at any time and from time to time, to waive the provisions of Section 12(a) insofar as they relate to the Threshold Percentage or to increase its Threshold Percentage (but not in excess of 19.99% (or such lower percentage if Section 16 of the Exchange Act or the rules promulgated thereunder (or any successor statute or rules) is changed to reduce the beneficial ownership percentage threshold thereunder to a percentage less than 19.99%)) by written instrument delivered to the Company, but any such waiver or increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

(c) Notwithstanding anything to the contrary herein, the Company shall not effect the exercise of this Warrant and the Holder shall not have the right to exercise this Warrant, (A) to the extent that after giving effect to such exercise, the Holder (together with its Affiliates and any of the other Attribution Parties) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding and/or the then combined voting power of all of the Company’s voting securities immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”) and (B) if at the time of such exercise, such exercise would violate, or would result in a violation by the Company of, any Nasdaq Stock Market Rule (and any successor to the Nasdaq Stock Market and any other trading market on which the Common Stock is listed), including, without limitation, Nasdaq Stock Market Rule 5635(b) relating to a change of control; provided, that, with respect to clause (A) above, the Beneficial Ownership Limitation shall not apply in the event that the Company obtains (x) stockholder approval for a change of control with respect to the Holder and such stockholder approval remains valid pursuant to the Nasdaq Stock Market Rules (and any successor to the Nasdaq Stock Market and any other trading market on which the Common Stock is listed) and such exercise otherwise satisfies the requirements of Nasdaq Stock Market Rule 5635 with respect to issuances of shares of Common Stock upon exercise of this Warrant or any other warrant held by the Holder or (y) a waiver of such Beneficial Ownership Limitation is received from Nasdaq and such waiver remains valid. The limitations contained in this paragraph shall apply to any successor holder and transferee of this Warrant, any New Warrants, and all Warrant Shares issued or issuable upon exercise of all Warrants outstanding (together with their Affiliates and any of the other Attribution Parties), as applicable.

(d) In addition to the foregoing, the sum of the number of shares of Common Stock that may be issued under this Warrant and any other Warrant that is or was transferred or assigned to any other Holder (together with its Affiliates and any of the other Attribution Parties) shall be limited to 19.99% of the Company’s outstanding shares of Common Stock as of the Issuance Date (the “Exchange Cap”), unless shareholder approval is obtained by the Company to issue more than the Exchange Cap, as may be required by the applicable rules and regulations of the Eligible Market, or to the extent required, unless such shareholder approval requirement has been waived by Nasdaq. The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split (including forward and reverse), or other similar transaction. The limitations contained in this paragraph shall apply to any successor holder and transferee of this Warrant, any New Warrants, and all Warrant Shares issued or issuable upon exercise of all Warrants outstanding (together with their Affiliates and any of the other Attribution Parties), as applicable.

13. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon exercise of this Warrant, the number of Warrant Shares to be issued will be rounded up to the nearest whole share.

14. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered by electronic mail specified in this Section 14 prior to 6:30 p.m. (New York City time) on a Trading Day; (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered by electronic mail specified in this Section 14 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day; (iii) the Trading Day following the date of mailing, if sent by a nationally recognized overnight courier service specifying next Business Day delivery; or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. The address and e-mail address of a party for such notices or communications shall be as set forth in this Section 14, unless changed by such party by two (2) Trading Days’ prior notice to the other party in accordance with this Section 14. It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

If the Company:

Quantum Corporation

10770 E. Briarwood Avenue

Centennial, CO 80112

Attention:	Tara Ilges

Email:

with a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention:	James J. Masetti; Drew Simon-Rooke
Email:	jim.masetti@pillsburylaw.com
drew.simonrooke@pillsburylaw.com

If to Holder:

Dialectic Technology SPV LLC

119 Rowayton Avenue

Rowayton, CT 06853

Attention:	John Fichthorn

E-mail:

with a copy to (which shall not constitute notice):

Allen Overy Shearman Sterling US LLP

1460 El Camino Real, Second Floor

Menlo Park, CA 94025

Attention:	Christopher M. Forrester; Cody Wright
Email:	chris.forrester@aoshearman.com
cody.wright@aoshearman.com

15. Extension of Expiration Date. At the option of the Holder, the Expiration Date may be extended for the number of Trading Days following any period commencing on the Expiration Date, if on the Expiration Date and through any such period: (i) trading in the Common Stock is suspended by any Trading Market; (ii) the Registration Statement is not effective; or (iii) the

Prospectus included in the Registration Statement may not be used by the Holder for the resale of Registrable Securities thereunder; provided that, with respect to Section 15(ii) and Section 15(iii), only to the extent the Company was required, but failed, to maintain the effectiveness of the Registration Statement and the availability of the Prospectus included in the Registration Statement in accordance with the terms of the Registration Rights Agreement.

16. Furnishing of Information. The Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Upon the request of the Holder, the Company shall deliver to the Holder a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. If the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Holder and make publicly available in accordance with paragraph (c) of Rule 144 such information as is required for the Holder to sell this Warrant under Rule 144. The Company further covenants that it will take such further action as the Holder may reasonably request to satisfy the provisions of Rule 144 applicable to the issuer of securities relating to transactions for the sale of securities pursuant to Rule 144.

17. Miscellaneous.

(a) The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Subject to the restrictions on transfer set forth on the first page hereof and in Section 3, this Warrant may be assigned by the Holder, provided, however, that in no event shall the registration rights be separately assigned from the purchase rights evidenced by this Warrant. Except as provided in and subject to the terms set forth in Section 10(c), this Warrant may not be assigned by the Company except with the prior written consent of the Holder. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence and except as otherwise provided in Section 12, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant constitutes the entire agreement of the parties with respect to the subject matter hereof. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns. The restrictions set forth in Section 12 hereof may not be amended or waived.

(b) The Company: (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, (ii) will use reasonable best efforts to take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant, and (iii) will not close its stockholder books or records in any manner which interferes with the timely exercise of this Warrant.

(c) GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS WARRANT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO (I) LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR (II) LIMIT ANY PROVISION OF SECTION 17(f). EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(d) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(f) Alternate Dispute Resolution.

(i) In the case of a dispute relating to the Exercise Price, the Closing Price, the Current Market Price, or fair market value or the arithmetic calculation of the Warrant Shares (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Company, within five (5) Business Days after the Company learned of the circumstances giving rise to such dispute, or (B) if by the Holder, within five (5) Business Days after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute relating to such Exercise Price, Closing Price, Current Market Price, or fair market value or arithmetic calculation of the Warrant Shares (as the case may be), at any time after the fifth (5th) Business Day following such initial notice by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then the Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute; provided that if the Holder does not select such an investment bank within such five (5) Business Day period, then the Company may, at its sole option, select an independent reputable investment bank to resolve such dispute.

(ii) The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with this Section 17(f) and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the tenth (10th) Business Day immediately following the date on which such investment bank was selected and agreed to serve in such role (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii) The Company and the Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

QUANTUM CORPORATION

By:	/s/ Laura A. Nash
Name: Laura A. Nash
Title: Chief Accounting Officer

[Signature Page to Warrant]

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To: QUANTUM CORPORATION

The undersigned is the Holder of Warrant No. 2025-1 (the “Warrant”) issued by QUANTUM CORPORATION, a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.	The Warrant is currently exercisable to purchase a total of ______________ Warrant Shares.

2.	The undersigned Holder hereby exercises its right to purchase _________________ Warrant Shares pursuant to the Warrant.

3.	The Holder intends that payment of the Exercise Price shall be made as (check one):

____ “Cash Exercise” under Section 11

____ “Cashless Exercise” under Section 11

4.	If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

5.	Pursuant to this exercise, the Company shall deliver to the Holder _______________ Warrant Shares in accordance with the terms of the Warrant.

6.	Following this exercise, the Warrant shall be exercisable to purchase a total of ______________ Warrant Shares.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Exercise Notice to be duly executed as of the date indicated below.

Dated: ,	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Warrant to purchase ____________ shares of Common Stock of QUANTUM CORPORATION to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of QUANTUM CORPORATION with full power of substitution in the premises.

Dated: ,

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of: